Filed Pursuant to Rule 424(b)(2)
Registration No. 333-205813

The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2017

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MAY 31, 2017

$

Visa Inc.

$            % Senior Notes due 2022

$            % Senior Notes due 2027

$            % Senior Notes due 2047

We are offering $             of             % senior notes due 2022 (the “2022 notes”), $             of             % senior notes due 2027 (the “2027 notes”) and $             of             % senior notes due 2047 (the “2047 notes” and, together with the 2022 notes and the 2027 notes, the “notes”).

We will pay interest on the notes on              and              of each year until maturity, beginning on                     , 2018. The notes will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described under “Description of Notes—Optional Redemption.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds, Before Expenses, to Visa Inc.(1)
	Per Note		Total	Per Note		Total	Per Note		Total
2022 notes		%	$		%	$		%	$
2027 notes		%	$		%	$		%	$
2047 notes		%	$		%	$		%	$
Total			$			$			$

(1)	Plus accrued interest from , 2017, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The underwriters expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                     , 2017.

Joint Bookrunners

Barclays	BofA Merrill Lynch	HSBC	J.P. Morgan	US Bancorp

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC	MUFG

RBC Capital Markets	Standard Chartered Bank	TD Securities	Wells Fargo Securities

                    , 2017

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

Unless otherwise stated or the context otherwise requires, the terms “Visa,” “we,” “us,” “our” and the “Company” refer to Visa Inc. and its subsidiaries, and the term “Visa Europe” refers to Visa Europe Limited and its subsidiaries prior to their acquisition by Visa.

“Visa” and our other trademarks included or incorporated by reference in this prospectus supplement and the accompanying prospectus are Visa’s property. This prospectus supplement and the accompanying prospectus may contain additional trade names and trademarks of other companies. The use or display of other companies’ trade names or trademarks does not imply our endorsement or sponsorship of, or a relationship with, these companies.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that relate to, among other things, our future operations, prospects, developments, strategies, growth of our business, integration of Visa Europe, expectations regarding client incentives, anticipated expansion of our products in certain countries, industry developments, expectations regarding litigation, timing and amount of stock repurchases, sufficiency of sources of liquidity and funding, effectiveness of our risk management programs and expectations regarding the impact of recent accounting pronouncements on our consolidated financial statements. Forward-looking statements generally are identified by words such as “believes,” “estimates,” “expects,” “intends,” “may,” “projects,” “could,” “should,” “will,” “continue” and other similar expressions. All statements other than statements of historical fact could be forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict. We describe risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, any of these forward-looking statements in Item 1—Business, Item 1A—Risk Factors, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference herein. Except as required by law, we do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and accompanying prospectus or incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before investing in the notes.

Visa is a global payments technology company that connects consumers, merchants, financial institutions, businesses, strategic partners and government entities in more than 200 countries and territories to fast, secure and reliable electronic payments. We enable global commerce through the transfer of value and information among these participants. Our advanced transaction processing network facilitates authorization, clearing and settlement of payment transactions and enables us to provide our financial institution and merchant clients a wide range of products, platforms and value-added services.

Our vision is to be the best way to pay and be paid for everyone, everywhere. To deliver on this vision, we focus on a number of key strategies:

•	Evolve our client interactions to build deeper partnerships with financial institutions, merchants and new industry partners;

•	Transform Visa’s technology assets to drive efficiency and enable innovation;

•	Achieve success as a leading partner for digital payments comparable to what we have achieved in the physical world;

•	Expand access to Visa products and services globally;

•	Champion payment system security for the industry;

•	Leverage our world-class brand; and

•	Be the employer of choice for top talent.

Visa is one of the world’s largest retail electronic payments network based on payments volume, number of transactions and number of cards in circulation.

Visa Network

[1]	As of June 30, 2017
[2]	As of March 31, 2017
[3]	Nilson Report, April 2016
[4]	Transacted on our payment products over the four quarters ended December 31, 2016. Includes payments and cash transactions.

Visa operates in a four party model, which includes card issuing financial institutions, acquirers and merchants. We are not a bank and do not issue cards, extend credit or set rates and fees for account holders on Visa products. In most cases, our financial institution clients are responsible for and manage account holder and merchant relationships.

We do not earn revenues from, or bear credit risk with respect to, interest or fees paid by account holders on Visa products. Interchange reimbursement fees represent a transfer of value between the financial institutions participating in our open-loop payments network. We administer the collection and remittance of interchange reimbursement fees through the settlement process, but we generally do not receive any revenue related to interchange reimbursement fees. In addition, we do not receive as revenue any of the fees that merchants are charged directly for acceptance by the acquirers.

Visa Brand

The Visa brand is one of the most well-known and valuable brands in the world. Anchored on the notion that Visa is ‘everywhere you want to be,’ the brand stands for acceptance, security, convenience and universality. In recognition of its strength among clients and consumers, the Visa brand is ranked highly in a number of widely recognized brand studies, including the 2017 BrandZ Top 100 Most Valuable Global Brands Study (#7), Barron’s 2017 Most Respected Companies (#12), Forbes 2017 World’s Most Valuable Brands (#28) and Interbrand’s 2016 Best Global Brands (#61). We leverage our brand strength to deliver added value to financial institutions, merchants and other clients through compelling brand expressions, expanded products and services, and innovative marketing efforts.

Payment Security

Security is critical to maintaining trust and confidence in electronic payments. To ensure that Visa remains one of the safest ways to pay and be paid, we deploy a multi-layered security approach focused on eliminating vulnerable data from the payments environment, securing the data that remains, preventing fraud and empowering system participants to protect themselves. This approach has historically kept fraud rates low as payment volumes have grown. With commerce moving to digital channels, we are investing in new technologies and solutions in order to maintain the trust that consumers, clients and merchants place in Visa. This requires innovation, leadership and cross-industry collaboration.

Nine Months Ended June 30, 2017 Key Statistics(1)

(1)	Figures and period-over-period percentages reflect the inclusion of results from Visa Europe during the nine months ended June 30, 2017.
(2)	Please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, which are incorporated by reference herein, for reconciliations of our adjusted financial results.

KEY INITIATIVES

Visa Europe Acquisition. Prior to our 2007 reorganization, Visa operated as a collection of member-owned associations, with each region serving its member financial institutions and administering Visa programs within a global framework. In 2007, Visa reorganized, with all of the regions except Visa Europe coming together to form Visa Inc., a Delaware corporation. Visa Europe remained owned by its European member financial institutions.

On June 21, 2016, we acquired Visa Europe. As part of the acquisition, we acquired 100% of the share capital of Visa Europe for €12.2 billion ($13.9 billion) and €5.3 billion ($6.1 billion) in preferred stock, with an additional €1.0 billion, plus 4% compound annual interest, to be paid on June 21, 2019.

Capital Structure. In December 2015, we issued $16 billion of senior notes with maturities ranging between two and 30 years, and in June 2016, we issued two new series of preferred stock to Visa Europe’s member financial institutions that are convertible into approximately 79 million shares of class A common stock as part of the Visa Europe transaction.

Technology Transformation. At its heart, Visa is a technology company. With the intensifying digital economy and the ubiquity of mobile technology, data and enhanced security driving the future of payments, we embarked on a multi-year journey in 2015 to transform technology at Visa with the main areas of focus on opening our network and creating a digital platform for innovation while at the same time adding layers of security and operational resilience. We have executed on our workforce plan by hiring a total of 1,700 technology employees globally over the past two years, including nearly 750 new college graduates, replacing a significant percentage of our contractor and vendor spend. We are making steady progress on our technology strategic roadmap, resulting in enhanced services for our ecosystem stakeholders and positive impacts to our infrastructure. Since the launch of Visa’s Developer Platform (VDP) in 2015, more than 180 of Visa’s product or service functions are available in API or application program interface format to our clients and partners. We added new services to enable clients to develop support for tokenized transactions and create new and innovative solutions in mobile, ecommerce and digital face-to-face transactions. Cybersecurity remains a top focus and in fiscal 2016 we launched our new Threat Intelligence Fusion Platform, a cyber command and control center that provides integrated cybersecurity operations to further help protect our data and assets. At the same time, new open technologies have been added systematically to our infrastructure and platform components, and we continue to bolster the resiliency of our infrastructure and application services to provide high availability of our services for our clients.

BUSINESS DEVELOPMENTS

Interchange Multidistrict Litigation. Visa, MasterCard and various U.S. financial institutions are defendants in class and individual actions challenging, among other things, Visa’s and MasterCard’s purported setting of interchange reimbursement fees and certain network rules. In 2012, Visa, MasterCard, various U.S. financial institution defendants, and class plaintiffs signed a settlement agreement to resolve the class plaintiffs’ claims. On January 14, 2014, the U.S. District Court for the Eastern District of New York entered a final judgment order approving the settlement, from which a number of objectors appealed. On June 30, 2016, the U.S. Court of Appeals for the Second Circuit vacated the lower court’s certification of the merchant class and reversed the approval of the settlement. The Second Circuit determined that the class plaintiffs were inadequately represented and remanded the case to the lower court for further proceedings not inconsistent with its decision. On November 23, 2016, class plaintiffs filed a petition for writ of certiorari with the U.S. Supreme Court seeking review of the Second Circuit’s decision. The Supreme Court denied the petition on March 27, 2017.

On November 30, 2016, the district court entered an order appointing interim counsel for two putative classes of plaintiffs, a “Damages Class” and an “Injunctive Relief Class.” The class plaintiffs, acting on behalf of the putative Damages Class, filed a motion requesting leave to file a Third Consolidated Amended Class Action Complaint. The complaint seeks money damages alleged to range in the tens of billions of dollars (subject to trebling), as well as attorneys’ fees and injunctive relief, and names as defendants Visa Inc., Visa U.S.A., Visa International, MasterCard Incorporated and MasterCard International Incorporated, and certain U.S. financial institutions. Defendants opposed the Damages Class plaintiffs’ motion on March 10, 2017. A new group of purported class plaintiffs, acting on behalf of the putative Injunctive Relief Class, filed a class action complaint seeking declaratory and injunctive relief, as well as attorneys’ fees. The complaint names as defendants Visa Inc., Visa U.S.A., Visa International, MasterCard Incorporated and MasterCard International Incorporated, and certain U.S. financial institutions. See Item 1A—Risk Factors—We may be adversely affected by the outcome of litigation or investigations, despite certain protections that are in place of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Item 1—Financial Statements—Note 13—Legal Matters of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, each of which is incorporated by reference herein, for more information.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at P.O. Box 8999, San Francisco, California 94128-8999, and our telephone number is (650) 432-3200. Our website address is www.visa.com. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus supplement or accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The Offering

Certain terms used below are defined under “Description of Notes.”

Issuer	Visa Inc.

Securities	$ aggregate principal amount of % senior notes due 2022 (the “2022 notes”).

$ aggregate principal amount of % senior notes due 2027 (the “2027 notes”).

$             aggregate principal amount of             % senior notes due 2047 (the “2047 notes”).

Maturity Date	The 2022 notes: , 2022.

The 2027 notes: , 2027.

The 2047 notes:                     , 2047.

Interest Rate	The 2022 notes: % per annum, from , 2017, payable semi-annually in arrears.

The 2027 notes: % per annum, from , 2017, payable semi-annually in arrears.

The 2047 notes: % per annum, from , 2017, payable semi-annually in arrears.

Interest Payment Dates	We will pay interest on the 2022 notes on and , beginning on , 2018.

We will pay interest on the 2027 notes on and , beginning on , 2018.

We will pay interest on the 2047 notes on and , beginning on , 2018.

Optional Redemption	Prior to (i) with respect to the 2022 notes, , 2022 (one month prior to the maturity date of such notes), (ii) with respect to the 2027 notes, , 2027 (three months prior to the maturity date of such notes) and (iii) with respect to the 2047 notes, , 2047 (six months prior to the maturity date of such notes), a series of notes will be redeemable as a whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of such notes; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon, as if the notes matured on the applicable Par Call Date (as defined herein) (exclusive of interest accrued to the date of redemption)

discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread (as defined herein) for such series of notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

On or after (i) with respect to the 2022 notes, , 2022 (one month prior to the maturity date of such notes), (ii) with respect to the 2027 notes, , 2027 (three months prior to the maturity date of such notes) and (iii) with respect to the 2047 notes, , 2047 (six months prior to the maturity date of such notes), a series of notes will be redeemable as a whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Ranking	The notes will be our unsecured and unsubordinated debt and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the repayment or redemption of our outstanding 1.200% Senior Notes due 2017 (the “2017 Notes”). See “Use of Proceeds.”

Governing Law	New York.

Risk Factors	You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the notes offered hereby. In particular, we urge you to carefully consider the information set forth under “Risk Factors” herein, and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference herein, for a discussion of risks and uncertainties relating to us, our business and an investment in the notes offered hereby.

Trading	The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Trustee	U.S. Bank National Association.

RISK FACTORS

The information below should be read in conjunction with the information under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference herein, and with the information under “Risk Factors” in any subsequent incorporated documents. See “Incorporation of Certain Information by Reference.”

Risks Relating to the Notes

No public markets exist for the notes.

The notes will be new issues of securities. Prior to the offering made hereby, there have been no markets for the notes. The underwriters have advised us that they presently intend to make a market in the notes of each series as permitted by applicable law. The underwriters are not obligated, however, to make a market for the notes of each series and any market-making activities may be discontinued at any time at the sole discretion of the underwriters. Accordingly, there can be no assurance that active markets for the notes will develop. Moreover, even if markets for the notes develop, the notes could trade at substantial discounts from their face amounts. If markets for the notes do not develop, or if market conditions change, purchasers may be unable to resell the notes for an extended period of time, if at all. Consequently, a purchaser may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans.

If trading markets develop, changes in our credit rating or the debt markets could adversely affect the market prices of the notes.

The prices for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for notes issued by, other companies similar to us;

•	our financial condition, financial performance and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

The notes are senior unsecured obligations and will be effectively subordinated to all of our future secured debt and any secured debt of our subsidiaries.

The notes are our senior unsecured obligations, ranking equally with our other senior unsecured indebtedness. The notes are not secured by any of our assets or the assets of our subsidiaries. As a result, the indebtedness represented by the notes will effectively be subordinated to any secured indebtedness we or our subsidiaries may incur, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any dissolution, winding up, liquidation, reorganization or other similar proceeding, any secured creditors would have a superior claim to the extent of their collateral. In the event of any dissolution, winding up, liquidation, reorganization or other similar proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any dissolution, winding up, liquidation, reorganization or other similar proceeding occurs.

There are no covenants in the indenture governing the notes relating to our ability to incur future indebtedness or pay dividends, and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants. The indenture permits us and our subsidiaries to incur additional debt, including secured debt. Because the notes will be unsecured, in the event of any dissolution, winding up, liquidation, reorganization or other similar proceeding involving us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our indebtedness and the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indenture also does not limit our or our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in, or to otherwise be a party to, a variety of corporate transactions. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended	Year Ended September 30,
	June 30, 2017(1)(4)	2016(2)(4)	2015(2)(4)	2014(3)(4)	2013(4)	2012(3)(4)
Ratio of earnings to fixed charges(5)	21.4	19.5	2,576.8	926.6	1,880.7	(75.9)
Ratio of earnings to fixed charges and preferred stock dividends(5)	18.2	19.0	2,576.8	926.6	1,880.7	(75.9)

(1)	In February 2017, we completed a reorganization of Visa Europe and certain other legal entities to align our corporate structure to the geographic jurisdictions in which we conduct business operations. As a result of the reorganization, we recorded an income tax provision of $1.5 billion primarily related to the elimination of deferred tax balances originally recognized upon the acquisition of Visa Europe. Associated with this reorganization, the newly-formed Visa Foundation received all of the Visa Inc. shares held by Visa Europe, which were previously recorded as treasury stock, resulting in an expense of $192 million, before tax.

(2)	On June 21, 2016, we acquired 100% of the share capital of Visa Europe, resulting in the recognition of a $1.9 billion loss from the effective settlement of the Framework Agreement between us and Visa Europe, and the recognition of $255 million non-cash decrease in the fair value of the put option liability as non-operating income from the revaluation of the Visa Europe put option. During fiscal 2015, we recorded an increase of $110 million in the fair value of the Visa Europe put option as non-cash, non-operating expense. See Note 2—Acquisition of Visa Europe and Note 4—Fair Value Measurements and Investments to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference herein.

(3)	During fiscal 2014 and 2012, we recorded litigation provisions of $450 million and $4.1 billion, respectively, and related tax benefits, associated with the interchange multidistrict litigation, which is covered by the U.S. retrospective responsibility plan. See “Summary—Business Developments— Interchange Multidistrict Litigation” elsewhere in this prospectus supplement and Note 3— U.S. and Europe Retrospective Responsibility Plans and Note 20—Legal Matters to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference herein.

(4)	Interest expense in fiscal 2016 and 2017 primarily consists of interest expense on the fixed-rate senior notes issued in December 2015 and interest expense on deferred consideration related to the Visa Europe acquisition. Interest expense in fiscal 2012 through 2015 primarily consists of accretion on litigation matters and interest expense related to uncertain tax positions. During fiscal 2012, we reversed all previously recorded tax reserves and accrued interest associated with uncertainties related to the deductibility of covered litigation expense recorded in fiscal 2007 through fiscal 2011.

(5)	Ratios are calculated based on unrounded numbers.

In computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes including non-controlling interest, fixed charges and other adjustments.

For purposes of computing “earnings,” other adjustments include subtracting the equity in earnings of unconsolidated affiliates, interest capitalized and the non-controlling interest of subsidiaries that have not incurred fixed charges.

“Fixed charges” include interest expense, which primarily consists of accretion on litigation matters, interest expense related to uncertain tax positions and interest expense on outstanding debt.

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately $            , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment or redemption of $1.75 billion aggregate principal amount of our outstanding 2017 Notes and payment of related premiums, if applicable, accrued interest and fees and expenses associated with such repayment or redemption. The 2017 Notes bear interest at 1.200% per annum, payable semi-annually, and mature on December 14, 2017.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and available-for-sale investment securities and capitalization as of June 30, 2017 and as adjusted to reflect the issuance of the notes and the receipt of the estimated net proceeds of this offering as described under “Use of Proceeds.”

	As of June 30, 2017
	Actual	As Adjusted
	(in millions, except par value data)
Cash and cash equivalents and available-for-sale investment securities
Cash and cash equivalents	$7,437	$
Short-term available-for-sale investment securities	2,674		2,674

Total cash and cash equivalents and available-for-sale investment securities	$10,111	$

Long-term debt
Long-term debt	$14,142		$14,142
2022 notes offered hereby	—
2027 notes offered hereby	—
2047 notes offered hereby	—

Total long-term debt	14,142

Equity
Preferred stock, $0.0001 par value, 25 shares authorized, 5 shares issued and outstanding as follows:
Series A convertible participating preferred stock, none issued	$—		—
Series B convertible participating preferred stock, 2 shares issued and outstanding	2,326		2,326
Series C convertible participating preferred stock, 3 shares issued and outstanding	3,200		3,200
Class A common stock, $0.0001 par value, 2,001,622 shares authorized, 1,832 shares issued and outstanding	—		—
Class B common stock, $0.0001 par value, 622 shares authorized, 245 shares issued and outstanding	—		—
Class C common stock, $0.0001 par value, 1,097 shares authorized, 13 shares issued and outstanding	—		—
Treasury stock	—		—
Right to recover for covered losses	(8)		(8)
Additional paid-in capital	17,009		17,009
Accumulated income	9,299		9,299

Accumulated other comprehensive loss, net:
Investment securities, available-for-sale	58		58
Defined benefit pension and other postretirement plans	(207)		(207)
Derivative instruments classified as cash flow hedges	(15)		(15)
Foreign currency translation adjustments	282		282

Total accumulated other comprehensive loss, net	118		118

Total equity	31,944		31,944

Total long-term debt and equity	$46,086	$

DESCRIPTION OF NOTES

The following description is a summary of the terms of the notes being offered, and supplements the information under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Visa Inc. and not to its subsidiaries.

General

The 2022 notes will initially be limited to an aggregate principal amount of $            . The 2022 notes will bear interest from                     , 2017, payable semi-annually on each              and             , beginning on                     , 2018, to the persons in whose names the 2022 notes are registered at the close of business on each              and             , as the case may be (whether or not a business day), immediately preceding such              and             . The 2022 notes will mature on                     , 2022.

The 2027 notes will initially be limited to an aggregate principal amount of $            . The 2027 notes will bear interest from                     , 2017, payable semi-annually on each              and             , beginning on                     , 2018, to the persons in whose names the 2027 notes are registered at the close of business on each              and             , as the case may be (whether or not a business day), immediately preceding such              and             . The 2027 notes will mature on                     , 2027.

The 2047 notes will initially be limited to an aggregate principal amount of $            . The 2047 notes will bear interest from                     , 2017, payable semi-annually on each              and             , beginning on                     , 2018, to the persons in whose names the 2047 notes are registered at the close of business on each              and             , as the case may be (whether or not a business day), immediately preceding such              and             . The 2047 notes will mature on                     , 2047.

If any interest payment date, redemption date or the maturity date of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of the notes, a “business day” is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation or executive order to be closed in New York City or in the place of payment.

Each series of notes will be issued under an indenture dated as of December 14, 2015, between us and U.S. Bank National Association, as trustee. The indenture is more fully described in the accompanying prospectus.

The notes are not subject to any sinking fund.

We may, without the consent of the existing holders of the notes, issue additional notes of any series having the same terms (except the issue date, the date from which interest accrues and, in some cases, the first interest payment date) so that existing notes of a particular series and additional notes of such series form the same series under the indenture, provided, however, that if any such additional notes are not fungible with the existing notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

The notes will be our unsecured and unsubordinated debt and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Defeasance

The notes will be subject to defeasance and discharge (but not with respect to certain covenants) and to defeasance of certain covenants as set forth in the indenture. See “Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus.

Optional Redemption

Each series of notes will be redeemable as a whole or in part, at our option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a redemption price equal to the greater of:

•	100% of the principal amount of such notes, and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon through maturity, as if the notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread for such notes (as set forth in the table below), plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

Each series of notes will be redeemable as a whole or in part, at our option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Series	Par Call Date	Spread
2022 notes	, 2022 (one month prior to maturity)	basis points
2027 notes	, 2027 (three months prior to maturity)	basis points
2047 notes	, 2047 (six months prior to maturity)	basis points

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes of such series to be redeemed, as if such notes had matured on the applicable Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes through the applicable Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date for a series of notes, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and one Primary Treasury Dealer (as defined below) appointed by U.S. Bancorp Investments, Inc. and their respective successors, and, at the option of the Company, one other nationally recognized investment banking firm that is a primary U.S. Government Securities dealer in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for a series of notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be sent at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If fewer than all of the notes of a series are to be redeemed, the particular notes to be redeemed shall be selected by the trustee pro rata or by lot or by such method as the trustee shall deem fair and appropriate. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry System

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See “Forms of Securities” in the accompanying prospectus.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that Visa believes to be reliable (including DTC, Clearstream and Euroclear), but Visa takes no responsibility for the accuracy thereof.

Neither Visa, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

For other terms of the notes, including the Events of Default, limitations on consolidation, merger or sale and provisions regarding amendments or supplements to the indenture, see “Description of Debt Securities” in the accompanying prospectus.

Notices

Notices to holders of the notes will be given only to the depositary, in accordance with its applicable policies as in effect from time to time.

Prescription Period

Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any global note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the global note will be able to seek any payment to which that holder may be entitled to collect only from us.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at their “issue price,” which we assume will be the prices indicated on the cover of this prospectus supplement, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting with respect to the notes;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are an entity treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership holding notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you of owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary does not address any aspect of state, local or non-U.S. taxation, any alternative minimum tax consequences, any Medicare contribution tax consequences or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been owned for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA, payments of principal, interest and premium (if any) on the notes generally will not be subject to U.S. federal income or withholding tax, provided that,

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8 appropriate to your circumstances, under penalties of perjury, that you are not a United States person; and

•	the interest on the notes is not “effectively connected” with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If you are engaged in a trade or business in the United States, and if income or gain on a note is effectively connected with your conduct of this trade or business (and, if required by an applicable income tax treaty, the income or gain is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you may be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Withholding (if applicable) applies to payments of interest on the notes and, for dispositions after December 31, 2018, will apply to payments of gross proceeds of the sale or other disposition of the notes. You should consult your tax adviser regarding the effects of FATCA on your investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

Neither Visa, the underwriters, nor any of their respective affiliates (the “Transaction Parties”) is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts and other plans and arrangements that are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). In addition, the person making the decision to acquire the notes on behalf of a Plan (the “Plan Fiduciary”) and from a Transaction Party, will be deemed to have represented and warranted that (1) none of the Transaction Parties has provided or will provide advice with respect to the acquisition of the notes by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203a of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the Plan’s holding of the notes will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (I) the owner or a relative of the owner of the individual retirement account that is acquiring the notes, or (II) a participant or beneficiary of the Plan acquiring the notes in such capacity); (2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of the notes by the Plan; (3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the notes; (4) none of the Transaction Parties has exercised any authority to cause the Plan to acquire the notes or to negotiate the terms of such acquisition; (5) none of the Transaction Parties receives a fee or other compensation from the Plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire the notes; and (6) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the notes; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of the notes. The above representations are intended to comply with the Department of Labor’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement among the underwriters and Visa, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of each series of notes set forth opposite its name.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes	Principal Amount of 2047 Notes
Barclays Capital Inc.	$	$	$
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Total	$	$	$

The underwriters have agreed, severally and not jointly, to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of notes by the underwriters is subject to receipt and acceptance, and the underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer each series of notes to the public at the respective public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession (as set forth in the table below and expressed as a percentage of the principal amount of the applicable series of notes). In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession (as set forth in the table below and expressed as a percentage of the principal amount of the applicable series of notes) on sales to other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

Series	Discount to Securities Dealers		Discount to Other Brokers or Dealers
2022 notes		%		%
2027 notes		%		%
2047 notes		%		%

The expenses of the offering, not including the underwriting discount, are estimated to be $                 and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at discounts from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in a series of notes in connection with the offering, i.e., if they sell more notes of such series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of any of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions. U.S. Bank National Association, the trustee under the indenture governing the notes, is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our or our affiliates’ securities and/or instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates, routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Settlement Cycle

It is expected that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of notes which are the subject of the offering has been, or will be made to the public in the Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of our representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (“FIEL”), and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2016, March 31, 2017 and June 30, 2017;

•	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on December 2, 2015 (but only Exhibit 99.1 thereof), September 2, 2016, October 18, 2016, October 21, 2016, February 1, 2017, April 18, 2017, May 31, 2017, June 6, 2017 and July 18, 2017; and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 8, 2016.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Visa Inc.

P.O. Box 8999

San Francisco, CA 94128-8999

(650) 432-3200

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for Visa Inc. by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Visa Inc. and subsidiaries as of September 30, 2016 and 2015, and for each of the years in the three-year period ended September 30, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Visa Europe Limited and subsidiaries as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (United Kingdom), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

VISA INC.

Class A Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

We may offer, issue and sell from time to time, together or separately:

•	shares of our class A common stock, par value $0.0001 per share;

•	shares of our preferred stock, par value $0.0001 per share;

•	depositary shares representing an interest in our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	warrants to purchase our debt securities, shares of our common stock, shares of our preferred stock, depositary shares or securities of third parties or other rights;

•	purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, currencies or commodities; and

•	units consisting of one or more shares of our class A common stock, shares of our preferred stock, depositary shares, debt securities, warrants, purchase contracts or any combination of such securities.

The amounts, prices and terms of the securities will be determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

The selling security holder identified under “Selling Security Holder” may offer and sell from time to time shares of our class A common stock. The amounts and prices of the class A common stock will be determined at the time of offering. The selling security holder may sell class A common stock directly to you, through agents selected by the selling security holder, or through underwriters and dealers selected by the selling security holder. If the selling security holder uses agents, underwriters or dealers to sell class A common stock, they will be named and their compensation will be described in a prospectus supplement.

Our class A common stock is listed on the New York Stock Exchange under the symbol “V.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2017

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Visa,” “we,” “us,” “our,” and the “Company” refer to Visa Inc. and its subsidiaries, including Visa Europe Limited (“Visa Europe”).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we and the selling security holder may, from time to time, sell the securities described in this prospectus in one or more transactions. This prospectus provides a general description of the securities that may be sold by us and the selling security holder. Each time we or the selling security holder sell the securities described in this prospectus, we or the selling security holder are required to provide you with this prospectus and an accompanying prospectus supplement containing specific information about us, the selling security holder, if applicable, and the terms of the securities being sold. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the selling security holder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling security holder are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of the date of the prospectus and any accompanying prospectus supplement. Our business, financial position, results of operations and prospects may have changed since those dates.

“Visa” and our other trademarks included or incorporated by reference in this prospectus are Visa’s property. This prospectus may contain additional trade names and trademarks of other companies. The use or display of other companies’ trade names or trademarks does not imply our endorsement or sponsorship of, or a relationship with these companies.

All shares of class A common stock acquired by a Visa member, as defined in our sixth amended and restated certificate of incorporation (our “Certificate of Incorporation”), or any person that is an operator, member or licensee of any general purpose payment card system that competes with us, or in each case any affiliate of such a person, in each case to the extent acting as a principal investor, will be converted automatically into class C common stock. Such automatic conversion will not apply to any shares of class A common stock acquired or held by the above-listed persons in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by such persons. Under the terms of our Certificate of Incorporation, class C common stock will be convertible into class A common stock only if transferred to a person that is neither a Visa member nor a person that is an operator, member or licensee of any general purpose payment card system that competes with us, nor in each case any affiliate of such a person. Upon such transfer, each share of class C common stock will convert into four shares of class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are identified by words such as “believes,” “estimates,” “expects,” “intends,” “may,” “projects,” “outlook,” “could,” “should,” “will,” “continue” and other similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make about our revenue, client incentives, operating margin, tax rate, earnings per share, free cash flow, and the growth of those items.

By their nature, forward-looking statements: (i) speak only as of the date they are made; (ii) are not statements of historical fact or guarantees of future performance; and (iii) are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following:

•	increased oversight and regulation of the global payments industry and our business;

•	impact of government-imposed restrictions on payment systems;

•	outcome of tax and litigation matters;

•	increasingly intense competition in the payments industry, including competition for our clients and merchants;

•	proliferation and continuous evolution of new technologies and business models;

•	our ability to maintain relationships with our clients, merchants and other third parties;

•	brand or reputational damage;

•	management changes;

•	impact of global economic, political, market and social events or conditions;

•	exposure to loss or illiquidity due to settlement guarantees;

•	uncertainty surrounding the impact of the United Kingdom’s withdrawal from the European Union;

•	cyber security attacks, breaches or failure of our networks;

•	failure to maintain interoperability with Visa Europe’s systems;

•	our ability to successfully integrate and manage our acquisitions and other strategic investments; and

•	various other factors included or incorporated by reference in this prospectus, including, but not limited to, those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

You should not place undue reliance on such statements. Except as required by law, we do not intend to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our periodic reports filed with the SEC, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our subsequent filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making an investment decision. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Our financial condition, revenues, results of operations, prospects for future growth or overall business could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

THE COMPANY

Visa is a global payments technology company that connects consumers, merchants, financial institutions, businesses, strategic partners and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s largest retail electronic payments networks—VisaNet—which facilitates authorization, clearing and settlement of payment transactions and enables us to provide our financial institution and merchant clients a wide range of products, platforms and value-added services. VisaNet also offers fraud protection for account holders and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for account holders on Visa products. In most cases, account holder and merchant relationships belong to, and are managed by, Visa’s financial institution clients.

You should read this prospectus and any prospectus supplement together with the additional information contained under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at P.O. Box 8999, San Francisco, California 94128-8999, and our telephone number is (650) 432-3200. Our website address is www.visa.com. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

USE OF PROCEEDS

Except as otherwise described in any prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, including the financing of our operations and possible business acquisitions.

We will not receive any proceeds from the sale of class A common stock by the selling security holder.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended March 31, 2017(1)(4)	Year Ended September 30,
		2016(2)(4)	2015(2)(4)	2014(3)(4)	2013(4)	2012(3)(4)
Ratio of earnings to fixed charges(5)	21.4	19.5	2,576.8	926.6	1,880.7	(75.9)
Ratio of earnings to fixed charges and preferred stock dividends(5)	17.7	19.0	2,576.8	926.6	1,880.7	(75.9)

(1)	In February 2017, we completed a reorganization of Visa Europe and certain other legal entities to align our corporate structure to the geographic jurisdictions in which we conduct business operations. As a result of the reorganization, we recorded an income tax provision of $1.5 billion primarily related to the elimination of deferred tax balances originally recognized upon the acquisition of Visa Europe. Associated with this reorganization, the newly-formed Visa Foundation received all of the Visa Inc. shares held by Visa Europe, which were previously recorded as treasury stock, resulting in an expense of $192 million, before tax.
(2)	On June 21, 2016, we acquired 100% of the share capital of Visa Europe, resulting in the recognition of a $1.9 billion loss from the effective settlement of the Framework Agreement between us and Visa Europe, and the recognition of a $255 million non-cash decrease in the fair value of the put option liability as non-operating income from the revaluation of the Visa Europe put option. During fiscal 2015, we recorded an increase of $110 million in the fair value of the Visa Europe put option as non-cash, non-operating expense. See Note 2—Acquisition of Visa Europe and Note 4—Fair Value Measurements and Investments to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, incorporated by reference in this prospectus.
(3)	During fiscal 2014 and 2012, we recorded litigation provisions of $450 million and $4.1 billion, respectively, and related tax benefits, associated with the interchange multidistrict litigation, which is covered by the U.S. retrospective responsibility plan.
(4)	Interest expense in fiscal 2016 and 2017 primarily consists of interest expense on the fixed-rate senior notes issued in December 2015 and interest expense on deferred consideration related to the Visa Europe acquisition. Interest expense in fiscal 2012 through 2015 primarily consists of accretion on litigation matters and interest expense related to uncertain tax positions. During fiscal 2012, we reversed all previously recorded tax reserves and accrued interest associated with uncertainties related to the deductibility of covered litigation expense recorded in fiscal 2007 through fiscal 2011.
(5)	Figures in the table may not recalculate exactly due to rounding. Earnings to fixed charges and earnings to fixed charges and preferred stock dividends ratios are calculated based on unrounded numbers.

In computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes including non-controlling interest, fixed charges and other adjustments.

For purposes of computing “earnings,” other adjustments include subtracting the equity in earnings of unconsolidated affiliates, interest capitalized and the non-controlling interest of subsidiaries that have not incurred fixed charges.

“Fixed charges” include interest expense, which primarily consists of accretion on litigation matters, interest expense related to uncertain tax positions and interest expense on outstanding debt.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the class A common stock that we and the selling security holder may offer and sell from time to time and of the preferred stock, depositary shares, debt securities and warrants that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our Certificate of Incorporation and our amended and restated bylaws (our “Bylaws”). For a complete description of our capital stock, we refer you to our Certificate of Incorporation and Bylaws, which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of:

•	2,001,622,245,209 shares of class A common stock, par value $0.0001 per share;

•	622,245,209 shares of class B common stock, par value $0.0001 per share;

•	1,097,165,602 shares of class C common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

The number of authorized shares of any preferred stock, class A common stock, class B common stock or class C common stock may be increased or decreased (but not below the number of shares of that class then outstanding) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon, and no vote or action by the holders of any of the preferred stock, class A common stock, class B common stock or class C common stock, voting separately as a class, is required for any such increase or decrease.

Description of Common Stock

Voting Rights. Each holder of class A common stock has the right to cast one vote for each share of class A common stock held of record by such holder on all matters on which our stockholders generally are entitled to vote.

Each holder of class B common stock and each holder of class C common stock has no right to vote on any matters on which stockholders generally are entitled to vote. However, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

•	the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C common stock, voting together as a single class (in which vote the class A common stock will not participate) separate from all other classes or series of our capital stock, on an “as-converted basis” as described in the following paragraph, is required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and the shares of class C common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or into which each share of class A common stock is exchanged, converted or changed; and

•	the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series, voting together as a single class separate from all other classes or series of our capital stock, shall be required to authorize us to exit our core payments business (i.e., to no longer operate a consumer debit/credit payments business).

For purposes of the prior paragraph, “as-converted basis” means, with respect to each share of class B common stock or class C common stock entitled to vote on any matter, a number of votes equal to the aggregate number of shares of class A common stock into which each share of class B common stock or class C common stock owned by such holder would be converted, assuming the conversion at the applicable conversion rate in effect on the record date for such vote.

Conversion. In the event that any outstanding share of our class B common stock or class C common stock is transferred to a person other than a Visa member or an affiliate of a Visa member, as defined in our Certificate of Incorporation, such share will, automatically and without further action on our part or on the part of any holder of class B common stock or class C common stock, as applicable, immediately prior to the transfer, be converted into shares of class A common stock based upon the applicable conversion rate in effect on the date of that transfer. However, in no event shall any share of class B common stock or class C common stock, as applicable, be converted into any shares of class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member. In addition, no such conversion shall be effected until the expiration of all applicable restrictions on transfer of such shares described under “—Transfer Restrictions,” although our board of directors may make exceptions to such transfer restrictions. Shares of class B common stock or class C common stock so converted will cease to be outstanding and shall no longer be issuable by us. Shares of class B common stock and class C common stock are convertible into shares of class A common stock only in connection with a transfer described above, and no holder of any shares of class B common stock or class C common stock has the right to convert, or to require us to convert, such shares into shares of class A common stock at any time.

As of March 31, 2017, the conversion rate applicable to our shares of class B common stock was 1.6483-to-one, subject to adjustments for stock splits, recapitalizations and similar transactions. This conversion rate will automatically be adjusted upon the issuance of any shares of our class A common stock which are designated as loss shares, the net proceeds of which are to be deposited in the escrow account to satisfy any settlements or judgments in respect of any covered litigation and upon the deposit of funds designated as “loss funds” by our board of directors, into the escrow account in accordance with the terms of the escrow agreement and our Certificate of Incorporation. The applicable conversion rate will also be adjusted upon the final resolution of the covered litigation and the release of funds then remaining on deposit in the escrow account. These adjustments will be made automatically, such that one share of class B common stock is convertible into a number of shares of class A common stock determined based upon the following formulae:

•	1.0 x (A–B–D), during the period between March 25, 2008 and the final resolution of the covered litigation; and

•	1.0 x (A–B–D+C), after the final resolution of all of the covered litigation.

For purposes of these formulae:

“A” will be equal to 0.7142888829.

“B” will be a fraction:

•	the numerator of which is the number of loss shares that have been issued; and

•	the denominator of which is 982,053,540, which we refer to as the class B number.

“C” will be a fraction:

•	the numerator of which is the quotient obtained by dividing the aggregate portion of any funds disbursed to us from the escrow account after the final resolution of the covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.04 or the volume-weighted average price per share of our class A common stock during the 90 trading day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and

•	the denominator of which is the class B number.

“D” will be a fraction:

•	the numerator of which is the sum of what we call the loss funds share equivalents (described below) in respect of all deposits of loss funds into the escrow account; and

•	the denominator of which is the class B number.

The loss funds share equivalent in respect of a deposit of loss funds into the escrow account made after January 1, 2009, is the quotient obtained by dividing the amount of those deposited loss funds by an amount we call the loss funds cost per share applicable to such deposit. The loss funds cost per share applicable to a deposit of loss funds into the escrow account is the weighted average of each day’s volume-weighted average price per share (which we refer to as the daily VWAP) of our class A common stock over a period that begins on the date our board of directors approves the deposit of those loss funds (which we refer to as the funding decision date) and lasts for a certain number of trading days. That number of trading days that any such period lasts is equal to a quotient obtained by dividing:

•	another quotient, obtained by dividing the amount of those loss funds by the volume-weighted average of the daily VWAP of our class A common stock over the five trading days immediately preceding the funding decision date, by

•	15% of the average daily trading volume of the class A common stock over the four calendar weeks prior to the week of the funding decision date (or such other percentage as set by our board of directors and consented to by members of the litigation committee).

For deposits made in calendar year 2008, the loss funds share equivalent is the quotient obtained by dividing the amount of such loss funds deposit by the weighted average of the daily VWAP during the 15 trading days most closely preceding and including December 19, 2008.

After the date on which all of the covered litigation has been finally resolved, any amounts remaining on deposit in the escrow account with respect to the covered litigation will be released to us and the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted in favor of the holders of our class B common stock (i.e., such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to us from the escrow account, taking into account the weighted average trading price of our class A common stock at such time, as described above.

The conversion rate applicable to any transfer of shares of our class C common stock shall always be four-to-one (i.e., one share of class C common stock will, upon transfer, be converted into four shares of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.

If any shares of our class A common stock are acquired by a Visa member, as defined in our Certificate of Incorporation, or any person that is an operator, member or licensee of a general purpose payment card system that competes with us, or in each case any affiliate of such person, such shares will automatically be converted, at the inverse of the conversion rate applicable for shares of our class C common stock on the date of such conversion, into shares of our class C common stock. Such converted class A common stock will cease to be outstanding and will no longer be issuable by us.

However, such automatic conversion will not apply with respect to any shares of class A common stock acquired by a Visa member other than shares of class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates.

Preemptive Rights. In general, no holders of any shares of our common stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any resolution or resolutions providing for the issuance of a series of stock adopted by our board of directors or any agreement between us and our stockholders. We have no current plans to grant preemptive rights by a resolution of our board of directors or through any agreement with our stockholders.

Fractional Shares. We will not issue any fractional shares of any class of common stock upon conversion of any shares of any other class of common stock into shares of such class. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value, as determined by or in accordance with procedures established by our board of directors, in good faith and in its sole discretion, per share of the applicable class of common stock into which such shares are being converted, at the conversion date.

Dividend and Distribution Rights. Subject to any limitations contained in the Delaware General Corporation Law, or DGCL, our Certificate of Incorporation and any rights of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends or distributions, dividends or distributions may be declared and paid on the common stock out of our assets that are by law available therefor at such times and in such amounts as our board may determine. Other than with respect to certain dividends or distributions of class A common stock, the holders of shares of class A common stock, class B common stock and class C common stock are entitled to share ratably (on an as-converted basis as described below in the case of the holders of the class B common stock or class C common stock) in dividends or distributions paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend or distribution is contemporaneously declared and paid (on an as-converted basis as described below in the case of the holders of the class B common stock or class C common stock) on each other class and series of common stock. Dividends or distributions payable in shares of class A common stock may be paid on the class A common stock without also paying a corresponding dividend or distribution on each other class or series of common stock, subject to certain adjustments to the conversion rates applicable to the class B and class C common stock.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably on an as-converted basis in the net assets available for distribution to stockholders after the payment of our debts and other liabilities, subject to the prior rights of any issued preferred shares. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of our property or assets nor our consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of our business.

Mergers, Consolidation, Etc. If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per-share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as-converted basis.

Use of the Term “As-Converted”. For purposes of the paragraphs entitled “—Dividend and Distribution Rights,” “—Liquidation Rights” and “—Mergers, Consolidation, Etc.,” as-converted means that each holder of class B common stock, or each holder of class C common stock, other than with respect to any dividend or distribution payable in shares of class A common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in a consolidation, merger, combination or other transaction, as the case may be, in each case based upon the number of shares of class A common stock into which the shares of class B common stock or class C common stock, as applicable, beneficially owned by such holder would be converted, assuming the conversion of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate then in effect, on the record date for such distribution or dividend, or immediately prior to such vote on such liquidation, dissolution or winding up, or the consummation of such consolidation, merger, combination or other transaction, as applicable.

Transfer Restrictions. Shares of our class B common stock are not transferable until the escrow termination date. The above described limitation on transfer is, however, subject to the following exceptions:

•	any transfer by us to the initial holders of any class B common stock;

•	any transfer by us to any person or entity or by the holders thereof to us;

•	any transfer of any shares of class B common stock to any other holder of class B common stock or its affiliate;

•	any transfer of any shares of any class B common stock to an affiliate of such holder;

•	any transfer of shares of common stock pursuant to the terms of the loss sharing agreement (as defined in our Certificate of Incorporation);

•	any transfer of any shares of class B common stock by any person that is a group member (as defined in the bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;

•	any transfer by a holder of class B common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;

•	any transfer by a holder of class B common stock to any person that acquires from such holder all or substantially all of the Visa-branded payments products portfolio of such holder;

•	any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any non-equity member of Visa International with membership in Visa International that is sponsored by such principal non-equity member; and

•	any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any person that participates in the Visa payment system as an issuer and which person is sponsored by such non-equity member, by an associate member of Visa International sponsored by such non-equity member (if such non-equity member is a group member) or by a constituent member of such non-equity member.

Our board of directors may approve exceptions to the limitation on transfers of our class B common stock, provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least a majority of our independent directors.

Our board of directors may, by resolution adopted by a majority of the board of directors, extend the three-year component of the transfer restriction periods with respect to any portion of the outstanding shares of our class B common stock for a period of not more than one year after the date on which such period would otherwise terminate provided that:

•	contemporaneously with any such extension with respect to any portion of such shares of class B common stock, our board of directors has approved one or more reductions to the transfer restriction period with respect to another portion of such shares of class B common stock, such that at all times the weighted average period of the transfer restriction period with respect to all outstanding shares of class B common stock is not more than three years; and

•	such extension is also approved by at least a majority of our independent directors.

Description of Preferred Stock

Preferred Stock Issued in Connection With the Acquisition of Visa Europe

In connection with our acquisition of Visa Europe, which closed on June 21, 2016, three new series of our preferred stock were created:

•	series A convertible participating preferred stock, par value $0.0001 per share, which is generally designed to be economically equivalent to our class A common stock (the “class A equivalent preferred stock”);

•	series B convertible participating preferred stock, par value $0.0001 per share (the “U.K.&I preferred stock”); and

•	series C convertible participating preferred stock, par value $0.0001 per share (the “Europe preferred stock”).

We issued 2,480,466 shares of U.K.&I preferred stock to Visa Europe’s member financial institutions in the United Kingdom and Ireland entitled to receive preferred stock at the closing of the acquisition, and 3,156,823 shares of Europe preferred stock to Visa Europe’s other member financial institutions entitled to receive preferred stock at the closing of the acquisition.

Under certain conditions described below, the U.K.&I and Europe preferred stock is convertible into shares of class A common stock or class A equivalent preferred stock, at an initial conversion rate of 13.952 shares of class A common stock or 0.13952 shares of class A equivalent preferred stock for each share of U.K.&I preferred stock and Europe preferred stock. The conversion rates may be reduced from time to time to offset certain liabilities, if any, which may be incurred by us, Visa Europe or our or their affiliates as a result of certain existing and potential litigation relating to the setting of multilateral interchange fee rates in the Visa Europe territory (the “VE territory covered litigation”), where, generally, the relevant claims (and resultant liabilities and losses) relate to the period before the closing of the acquisition. Only 70% of such liabilities may be offset where the liability arises from a claim related to inter-regional multilateral interchange fees applied to transactions where the issuer is located outside the Visa Europe territory while the merchant outlet is located within the Visa Europe territory. A reduction in the conversion rates of the U.K.&I preferred stock and the Europe preferred stock have the same economic effect on diluted class A common stock earnings per share as repurchasing our class A common stock because it reduces the as-converted class A common stock share count. Additionally, the shares of U.K.&I and Europe preferred stock are subject to restrictions on transfer and may become convertible in stages based on developments in the VE territory covered litigation. The shares of U.K.&I and Europe preferred stock will become fully convertible on the 12th anniversary of the closing of the acquisition, subject only to a holdback to cover any then-pending claims. Upon any such conversion of the U.K.&I or Europe preferred stock (whether by such 12th anniversary, or thereafter with respect to claims pending on such anniversary), the holder would receive either class A common stock or class A equivalent preferred stock (for those who are not eligible to hold class A common stock pursuant to our Certificate of Incorporation). The class A equivalent preferred stock will be freely transferable and each share of class A equivalent preferred stock will automatically convert into 100 shares of class A common stock upon a transfer to any holder that is eligible to hold class A common stock under our Certificate of Incorporation. See Note 3—U.S. and Europe Retrospective Responsibility Plans to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, incorporated by reference in this prospectus.

The holders of the U.K.&I and Europe preferred stock have no right to vote on any matters, except for certain defined matters, including, in specified circumstances, any consolidation, merger or combination of the Company. Holders of the class A equivalent preferred stock, upon issuance at conversion, will have similar voting rights to the rights of the holders of the U.K.&I and Europe preferred stock. With respect to those limited matters on which the holders of preferred stock may vote, approval by the holders of the preferred stock requires the affirmative vote of the outstanding voting power of each such series of preferred stock, each such series voting as a single class. Upon issuance, all three series of preferred stock will participate on an as-converted basis in regular quarterly cash dividends declared on the Company’s class A common stock.

Preferred Stock That May Be Issued Hereunder

We are authorized to issue up to 25,000,000 shares of preferred stock, of which 5,637,289 shares have been issued as described under “—Preferred Stock Issued in Connection With the Acquisition of Visa Europe.” Our Certificate of Incorporation authorizes our board of directors, without further stockholder approval, to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the designation, voting power, preferences and rights of the shares of each such series and any of its qualifications, limitations or restrictions. Unless otherwise provided in the certificate of designation with respect to any preferred stock, our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding. Our board of directors may not authorize the issuance of preferred stock that adversely and disproportionately affects the rights or privileges of any class or series of common stock in relation to any other class or series of common stock. Our board may not authorize the issuance of preferred stock that is convertible into class B common stock or class C common stock.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend amount or rate (or method of calculation), the dates on which dividends will be paid, whether dividends shall be cumulative or noncumulative;

•	any redemption or sinking fund rights of the preferred stock;

•	the amounts payable on, and the preferences, if any, of the preferred stock if we liquidate, dissolve or wind up our affairs;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any other powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and any qualifications and limitations of, and restrictions on, the preferred stock as are permitted by law.

You should also refer to the certificate of designations establishing a particular series of preferred stock, which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of such series of preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that the prospectus supplement covers.

In general no holders of any shares of our preferred stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any preferred stock designation or any agreement between us and our stockholders. We have no current plans to grant preemptive rights through any agreement with our stockholders.

Limitations on Further Issuances of Capital Stock

Our Certificate of Incorporation and the litigation management agreement provide that, until the date of the final resolution of the covered litigation, and except as expressly contemplated by a global restructuring agreement to which we are a party, neither we nor any of our subsidiaries shall issue any shares of capital stock to any person without the prior written consent of a majority of the members of the litigation committee, other than any issuance of:

•	shares of common stock (or other applicable equity interests in the case of any of our subsidiaries) on or before December 16, 2008;

•	shares of common stock (or other applicable equity interests in the case of any of our subsidiaries) after December 16, 2008, pursuant to the terms of the global restructuring agreement or any other of the documents entered into in connection with our reorganization, including any loss shares and any securities issued upon the conversion or exchange of any shares of common stock issued pursuant to the terms of the global restructuring agreement or our Certificate of Incorporation that are convertible into or exchangeable for shares of common stock;

•	shares of common stock (or other applicable equity interests in the case of any of our subsidiaries) issued pursuant to any option plan or other employee incentive plan approved by our board of directors, including shares issued upon the direct or indirect conversion of any options or convertible securities;

•	shares of common stock issued in payment of the option exercise price following an exercise of the put option or the call option under our put-call option agreement with Visa Europe;

•	shares of class A common stock in connection with any public offering of class A common stock that our board of directors determines in good faith is desirable in order to reduce the percentage ownership of common stock represented by the holders of class B common stock and class C common stock, in the aggregate, to less than 50%;

•	shares of class A common stock (whether or not such shares constitute loss shares) sold in a public offering, the proceeds of which are to be used, as determined in good faith by our board of directors, to fund operating losses or other extraordinary losses or liabilities, or in other exigent circumstances as determined in good faith by our board of directors;

•	shares of common stock or preferred stock (or other applicable equity interests in the case of any of our subsidiaries) issued as consideration in any merger or recapitalization or issued as consideration in an acquisition of any person by us;

•	shares of common stock or preferred stock (or other applicable equity interests in the case of any of our subsidiaries) issued to any person in an aggregate number of shares, with respect to each such person, not to exceed (immediately after giving effect to such issuance) 10% of our outstanding capital stock of all classes and series, if such issuance is to a person as to which our board of directors has determined that a relationship with such person would result in a material strategic benefit to us;

•	shares of common stock or preferred stock (or other applicable equity interests in the case of any of our subsidiaries) in an aggregate number of shares not to exceed (immediately after giving effect to such issuance) 3% of our outstanding capital stock of all classes and series, issued as part of any financing transaction approved by our board of directors, so long as such securities are not a material component of such financing transaction; and

•

shares of common stock (or other applicable equity interests in the case of any of our subsidiaries) issued in connection with any subdivision, reclassification, split or combination of our securities to all holders of such securities on a pro rata basis or shares of class A common stock issued in connection with any subdivision, reclassification, split, combination, dividend or distribution to all holders of class A common stock on a per share basis (so long as the conversion rates applicable to the class B common stock and class C common stock are adjusted appropriately).

Limitations on a Change of Control

We summarize below several provisions of our Certificate of Incorporation and Bylaws and the DGCL. These provisions could have the effect of delaying, deferring or preventing a change in our control or deterring potential acquirers from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. These descriptions are not complete and we refer you to the full text of our Certificate of Incorporation and our Bylaws, both of which were filed with the SEC, and to the DGCL.

Board of Directors. The number of directors comprising our board is fixed by an affirmative vote of a majority of our directors; provided, however, that at least 58% of our directors must be independent.

Our directors, except for those in uncontested elections and those appointed to fill vacancies or newly created seats, are elected by the vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. A majority of the votes cast is required in the case of uncontested elections. Vacancies and newly created seats on our board of directors may be filled only by our board of directors subject to the provisions of our Certificate of Incorporation. In addition, generally, a director may be removed, with or without cause, only by the affirmative vote of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote for the election of directors voting together as a single class.

Our use of plurality voting except in connection with uncontested elections of directors, the inability of stockholders to fill vacancies or newly created seats on our board, the supermajority vote required for stockholders to remove a director, and the inability of stockholders to set the number of directors comprising our board make it more difficult to change the composition of our board of directors. These provisions could have the effect of delaying, deferring or preventing a change in our control or deterring potential acquirers from making an offer to our stockholders.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be considered at a stockholders’ meeting. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our corporate secretary prior to the meeting at which the matter is to be considered. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting. The notice must contain certain information specified in our Bylaws.

Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called by our board of directors, the chairman of the board (or, as the Certificate of Incorporation provides, the co-chairman, if any) or the chief executive officer.

Ownership Limitations. Unless otherwise approved in advance by our board of directors, no person may:

•	beneficially own more than 15% of the aggregate outstanding shares or voting power of our class A common stock; or

•	beneficially own shares of class A common stock and common stock other than the class A common stock, which we refer to as other common stock, representing, together and on an as-converted basis, more than 15% of the class A common stock outstanding, assuming the conversion of all other common stock then outstanding.

In addition, no person (or an affiliate of such person) that is an operator of any general payment card system that competes with us may beneficially own more than 5% of the aggregate outstanding shares of class A common stock, assuming the conversion of all other common stock then outstanding.

If any transfer is purportedly effected which would result in a violation of either of these limitations, the intended transferee will acquire no rights in respect of the shares in excess of the applicable limitation, and the purported transfer of such number of excess shares will be null and void as of the date of that purported transfer.

In addition, if our board of directors determines in good faith that a transfer or other event has purportedly taken place, that, if effected, would result in violation of the foregoing ownership limitations or that a person intends or attempted to acquire beneficial ownership of shares in violation of the ownership limitations, such shares of class A common stock or other common stock will be redeemable for cash, property or other shares of our capital stock, as may be determined by our board of directors. Further, our board of directors may take such action it deems advisable to refuse to give effect or to prevent any transfer or other event that would result in violation of the foregoing ownership limitations, including redeeming the shares or instituting proceedings to enjoin such transfer or other event.

Notwithstanding the foregoing ownership limitations:

•	no Visa member will be deemed in violation of this ownership limitation as a result of the number of shares received in the reorganization;

•	no Visa Europe transferee will be deemed in violation of this limitation as a result of owning the number of shares of class C common stock immediately after the first transfer of any shares of class C common stock by Visa Europe to such initial Visa Europe transferee;

•	no Visa member will be deemed in violation of this limitation by virtue of a repurchase of common stock or other actions by us; and

•	any underwriter that participates in a public offering or as principal or initial purchaser in a placement of our class A common stock or other voting stock (or securities convertible into or exchangeable for such securities) may beneficially own securities to the extent necessary to facilitate such public offering or placement.

Amendment of the Certificate of Incorporation and Bylaws. In addition to certain class voting rights, our Certificate of Incorporation also requires an affirmative vote of not less than a majority of the voting power of the holders of the shares of class A common stock, class B common stock and class C common stock, each voting separately as a class (and together with no other class), for any amendment to the Certificate of Incorporation that would adversely affect the powers, preferences or special rights of such class or series of common stock. These amendment requirements make it more difficult to alter the anti-takeover provisions of our Certificate of Incorporation. Our Certificate of Incorporation and Bylaws also authorize our board of directors to amend our Bylaws at any time without stockholder action, except that any amendment by our board of directors of any provision of our Bylaws that was adopted by our stockholders will not become effective earlier than 365 days after the date on which the stockholders adopted such provision.

Preferred Stock. Since our board of directors may issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock, any designation of preferred stock and issuance of shares of preferred stock may delay or prevent a change of control.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is Wells Fargo Shareowner Services.

Listing

Our class A common stock is listed on the New York Stock Exchange under the symbol “V.”

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of a depositary agreement and the related depositary receipts. The applicable prospectus supplement will describe the terms of any depositary agreement and the related depositary receipts issuable thereunder. If any particular terms of the depositary agreements and the related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We will file a copy of the forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares with the SEC each time we issue depositary shares, and these depositary agreements and depositary receipts will be incorporated by reference into the registration statement of which this prospectus is a part. You should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately or upon exercise of a debt warrant from time to time. The debt securities may either be senior debt securities or subordinated debt securities. The debt securities we offer will be issued under an indenture between us and a trustee to be named therein. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

As used in this “Description of Debt Securities,” the terms “Visa,” “we,” “our,” and “us” refer to Visa Inc. and do not, unless otherwise specified, include our subsidiaries.

General Terms of the Indenture

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner described in the prospectus supplement and, if applicable, in a pricing supplement, and as set forth in the supplemental indenture, board resolution or officers’ certificate relating to such offering.

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement or pricing supplement, if any.

The applicable prospectus supplement for a series of debt securities that we issue, together with a pricing supplement, if any, will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement or pricing supplement, if any, will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Subordination

The prospectus supplement or pricing supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement or pricing supplement, if any. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are conveyed, transferred or leased is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 90 days after notice that performance was required;

•	certain events relating to bankruptcy, insolvency or reorganization; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture provides that the trustee shall within 90 days after the occurrence of default (or 30 days after it is known by the trustee) with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in compliance with any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or pricing supplement, if any, and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement or pricing supplement, if any, relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Visa, the trustee or any other agent of Visa or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, known as “Euroclear” and Clearstream Banking, société anonyme, Luxembourg, known as “Clearstream”, or with a nominee for the depositary identified in the prospectus supplement or pricing supplement, if any, relating to that series. The prospectus supplement or pricing supplement, if any, relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, if any, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add one or more guarantees for the benefit of holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series;

•	conform any provision of the indenture to this description of debt securities, the description of the notes included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not materially adversely affect the right of any holder; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.

We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

•	modify any provisions set forth in this paragraph.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of Visa, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director, of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

General

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•	the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of our class A common stock, shares of our preferred stock, depositary shares, debt securities, warrants, purchase contracts or any combination of such securities. The applicable supplement will describe:

•	the terms of the units and of the shares of class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, purchase contracts or any combination of such securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SECURITY HOLDER

The selling security holder is Visa Foundation, a nonprofit public benefit corporation organized under the Nonprofit Public Benefit Corporation Law of the State of California. As of the date of this prospectus, the selling security holder owns 2,199,780 shares of class A common stock, representing less than 0.12% of Visa’s outstanding class A common stock. Such shares of class A common stock were previously shares of class C common stock indirectly owned by Visa Europe, and were acquired by Visa in connection with the acquisition of Visa Europe, and subsequently indirectly donated to Visa Foundation (by which time they had automatically converted into shares of class A common stock). The business address of Visa Foundation is P.O. Box 8999, San Francisco, CA 94128-8999. Voting and investment decisions for Visa Foundation are made by its board of directors, the members of which include Alfred F. Kelly, Jr., Lynne Biggar, Kelly Mahon Tullier, Ryan McInerney, Vasant M. Prabhu, Ellen Richey, Michael Ross, Douglas Sabo and William M. Sheedy.

PLAN OF DISTRIBUTION

We or the selling security holder may sell the securities under this prospectus from time to time. We or the selling security holder may sell the securities in one or more of the following ways from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

If we or the selling security holder use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

We, the selling security holder and the underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We or the selling security holder will set forth in a prospectus supplement and pricing supplement, if any, the terms and offering of securities, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us or the selling security holder, if any;

•	the purchase price of the securities being offered and the proceeds we or the selling security holder will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We or the selling security holder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement or pricing supplement, if any, indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus, the applicable prospectus supplement and pricing supplement, if any, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling security holder or borrowed from us, the selling security holder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling security holder in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We or the selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus, an applicable prospectus supplement and an applicable pricing supplement, if any. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We or the selling security holder may use underwriters with which we or the selling security holder have a material relationship. We or the selling security holder will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or the selling security holder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling security holder pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us or the selling security holder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the selling security holder and the underwriters, dealers and agents.

We or the selling security holder may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling security holder or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us or the selling security holder. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We and the selling security holder make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us or the selling security holder for which they receive compensation.

Direct Sales. We or the selling security holder may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We or the selling security holder may sell securities upon the exercise of rights that we or the selling security holder may issue to our securityholders. We or the selling security holder may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities. Any shares of our class A common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange. The securities other than our class A common stock may or may not be listed on a national exchange. It is possible that one or more underwriters may make a market in the a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We and the selling security holder cannot give any assurance as to the liquidity of the trading market for any of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at “http://www.sec.gov.”

In addition, you may obtain these materials on the Investor Relations page of our website at http://investor.visa.com. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2016 and March 31, 2017;

•	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on December 2, 2015 (but only Exhibit 99.1 thereof), September 2, 2016, October 18, 2016, October 21, 2016, February 1, 2017, April 18, 2017, and May 31, 2017; and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 8, 2016.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Visa Inc.

P.O. Box 8999

San Francisco, CA 94128-8999

(650) 432-3200

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, certain legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Visa Inc. and subsidiaries as of September 30, 2016 and 2015, and for each of the years in the three-year period ended September 30, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Visa Europe Limited and subsidiaries as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (United Kingdom), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Visa Inc.

$             % Senior Notes due 2022

$             % Senior Notes due 2027

$             % Senior Notes due 2047

PROSPECTUS SUPPLEMENT

Barclays

BofA Merrill Lynch

J.P. Morgan

HSBC

US Bancorp

Citigroup

Deutsche Bank Securities

Goldman Sachs & Co. LLC

MUFG

RBC Capital Markets

Standard Chartered Bank

TD Securities

Wells Fargo Securities

                    , 2017